Exhibit 99.1

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600

FOR IMMEDIATE RELEASE Oct. 17, 2024	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

b1BANK Promotes Jerry Vascocu to President

Baton Rouge, La. – b1BANK, the banking subsidiary of Business First Bancshares, Inc. (Nasdaq: BFST), announced today that N. Jerome “Jerry” Vascocu Jr. will be the bank’s new president, reporting to Jude Melville, who will retain the title of chairman and CEO.

Vascocu, who joined b1BANK in 2022 as chief administrative officer, oversees the coordination of banking, operations, risk and credit functions for the bank. He has also led several functions for the bank including correspondent banking, wealth management, human resources and marketing, where he recruited additional strong teammates, developed new products and introduced new technology.

“With an extensive and varied 30-year career, Jerry’s proven leadership and broad-based banking experience is especially relevant to the challenges and opportunities we anticipate facing as we continue to grow our impact on behalf of clients across the regions in which we operate,” said Jude Melville, chairman and CEO of b1BANK. “Most important, he’s a good person and I look forward to partnering with him in this new role.”

Before joining b1BANK and relocating to Baton Rouge, La., Vascocu led the development and implementation of client-focused strategies for commercial banking teams across the Southeast at First Horizon Bank. During his 17-year career at IBERIABANK and First Horizon, he also served as market president in multiple markets across Louisiana and Arkansas. Vascocu started his banking career immediately after earning his Bachelor of Arts in Economics from Vanderbilt University.

“b1BANK continues to build momentum in all our markets and across our various business units. This is a direct result of our teams’ dedication to our clients and to the communities we serve,” said Vascocu. “I am fortunate to be part of a great organization and thankful for the opportunity to serve in an expanded leadership role. I am excited about what is ahead for b1BANK.”

Vascocu remains focused on community development, economic development, education and healthcare, having served in board leadership roles across Louisiana most recently for One Acadiana, Ochsner Lafayette General Hospital and Foundation, University of Louisiana at Lafayette College of Business and Athletic Foundation.

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600

About Business First Bancshares, Inc.

As of June 30, 2024, Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK, had approximately $6.7 billion in assets, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and Texas, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista and is a multiyear winner of American Banker’s “Best Banks to Work For.” Visit b1BANK.com for more information.

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